JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Carriage House Event Center, Inc., dated as of February 11, 2025 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 11, 2025

ZHONGHE BRAND, LTD.

By:	/s/ Lei He
Lei He, as Director of Zhonghe Brand, Ltd.

LEI HE

/s/ Lei He
Lei He